ADDENDUM

         This Addendum shall be a written modification of the employment agreement dated June 16, 2003 between Rapid Bio Tests Corporation ("Employer") and Geoffrey V.F. Seaman ("Employee") pursuant to Section 9.05.

Revision to Section 2.06. As consideration for the transfer of assets described in this Section 2.06, Employee shall receive Nine Million (9,000,000) shares of Employer's common stock.

         This Addendum is executed this 28th day of July, 2003.



                               EMPLOYER

                               RAPID BIO TESTS CORPORATION


                               /s/ Geoffrey V.F. Seaman
                               --------------------------------
                               By: Geoffrey V. F. Seaman
                               Its: President and Chief Executive Officer



                               EMPLOYEE


                               /s/ Geoffrey V.F. Seaman
                               -----------------------
                               Geoffrey V.F. Seaman